Exhibit 99.1

LULUS APPOINTS LAURA DEADY AS CHIEF MERCHANDISING OFFICER

Changes to Board of Directors further strengthen Lulus’ leadership

Los Angeles, CA – Jan 10, 2024 – Lulu's Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU), the attainable luxury brand for women, today announced that Laura Deady has been appointed Chief Merchandising Officer, effective January 15, 2024. Ms. Deady will join Lulus from Urban Outfitters, where she served as the Senior Managing Director of Buying and Merchandising for apparel, accessories, footwear, and vintage.

“The appointment of Laura Deady as CMO marks a pivotal moment in Lulus’ journey, reinforcing our commitment to innovation and consumer-centric strategies,” said Crystal Landsem, Chief Executive Officer, Lulus. “Laura’s exceptional track record and visionary approach to merchandising align seamlessly with Lulus’ values and aspirations and we eagerly anticipate the transformative impact she will bring to the brand. We are thrilled to welcome her to Lulus’ executive team."

“Lulus has stood at the intersection of innovation and consumer demand for more than 25+ years and I’m excited to join the Company in this exciting new capacity as Chief Merchandising Officer,” said Laura Deady, Chief Merchandising Officer, Lulus. “This is an amazing opportunity to drive forward-thinking strategies, curate compelling collections, and deliver an unparalleled customer experience to the next generation of Lulus customers. Together with this talented team, we aim to unlock new avenues of growth, elevate our product offerings, enhance our connection with customers globally, and further cement Lulus’ position as a force in the industry.”

Ms. Deady brings significant strategic leadership, trend and financial analysis, fashion direction, and product development experience, having spent the last few years leading product vision and seasonal strategy development across all categories for Urban Outfitters. Previously, she held key leadership roles at Michael Kors, Free People, and Macy’s, where she helped to drive innovation and growth for the respective brands.

In addition to Ms. Deady’s appointment as CMO, David McCreight, who has served as Executive Chairman of the Company’s Board of Directors (“Board”) since March 2023, will end his Executive Chairman role and transition to the role of director at large, effective March 6, 2024. Current Board director, John Black, will succeed Mr. McCreight in the role of Chairman of the Board. Mr. Black has served on the Company’s Board since October 2017.

“Serving as Lulus’ Executive Chairman has been an honor and I have full confidence in our exceptional executive team and their ability to navigate the company towards continued success,” said David McCreight. “I am proud of the contributions we’ve made as a Board and am optimistic about the future, knowing that our talented team will continue to drive innovation and steer Lulus toward greater heights."

Lulus is continuing its mission to deliver attainable luxury fashion to women for all of life’s moments. The expansion of the leadership team and changes to the board further support Lulus momentum. Recently, the brand opened the doors to a new 6,000 square foot retail location on Melrose Avenue in Los Angeles. In 2024, Lulus on Melrose will also be home to the brand’s first appointment-only bridal boutique, with more details being announced later.

For more information on Lulus, please visit: www.lulus.com.

About Lulus

Headquartered in California and serving millions of customers worldwide, Lulus is an attainable luxury fashion brand for women, offering modern, unapologetically feminine designs at accessible prices for all of life’s fashionable moments. Our aim is to make every woman feel beautiful, celebrated and as if she’s the most special version of herself for every occasion – from work desk to dream date or cozied up on the couch to the spotlight of her wedding day. Founded in 1996, Lulus delivers fresh styles to consumers daily, using direct consumer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world class personal stylists, bridal concierge, and customer care team share an unwavering commitment to elevating style and quality and bring exceptional customer service and personalized shopping to customers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Lulus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors discussed under the caption “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended January 1, 2023, and its other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Contact

Abbygail Reyes
Vice President, Communications
investors@lulus.com